Exhibit 10.1

KIMBALL ELECTRONICS, INC.

LONG-TERM PERFORMANCE SHARE AWARD

This Long-Term Performance Share Award (the “LTPSA” or the “Agreement”) dated ________ (the “Award Date”) is awarded by Kimball Electronics, Inc. (“Company”), an Indiana corporation, to _____________________ (“Recipient”) pursuant to the terms of the Company’s 2014 Stock Option and Incentive Plan (“Plan”).

WHEREAS the Compensation & Governance Committee of the Company (“Committee”) believes it to be in the best interests of the Company and its Share Owners for its employees to obtain or increase their Share Owner interests in the Company to foster a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable, thereby aligning the personal interests of employees to the Company shareowners; and

WHEREAS the Recipient is employed by the Company or one of its subsidiaries;

Now therefore, in consideration of these premises and of services to be performed by the Recipient, the Company hereby makes this LTPSA to the Recipient on the following terms and conditions and subject to the terms of the Plan.

AWARD

The Company hereby awards to the Recipient a total of __________________ shares of Common Stock (“Common Stock”) of the Company. Earning and vesting of such Common Stock is conditioned on Recipient remaining continuously employed by the Company or a subsidiary of the Company from the Award Date until the date the Company grants Recipient the relevant Common Stock, unless Recipient experiences a Qualifying Termination under this Agreement. Assuming satisfaction of such employment conditions, the Common Stock Recipient is eligible to earn under this Agreement will vest over the succeeding three (3) fiscal years of the Company (“Annual Installment”) based upon the following schedule:

Shares of Common Stock	Applicable OI Plan Fiscal Year(s)	Grant Date after Fiscal Year
	2022	2022
	2022-2023	2023
	2022-2024	2024

EXPIRATION OF AWARD

The LTPSA expires upon the final grant of vested, earned shares or forfeiture of award, as the case may be, pursuant to the terms of this Agreement.

SHARES OF AWARD

The Committee will determine the number of shares of each Cliff-Vested Award the Recipient will be eligible to earn by a combination of the Company’s profitability based on the Company’s operating income plan as set in the Company’s operating business plans for the Applicable OI Plan Fiscal Years ended June 30 (“Operating Income Plan”) and the Company’s growth based on comparison of the three (3) year Compounded Annual Growth Rate (“CAGR”) as compared to the Electronics Manufacturing Services (“EMS”) Industry three year CAGR as determined by the Manufacturing Marketing Insider (“MMI”) Top 50 Index (“Sales Growth Goal”). The Committee will compute the Cliff-Vested Award as follows:
•Profitability Attainment - computing a percentage based upon a ratio, the numerator of which will be the operating income for the applicable fiscal years, divided by a denominator which will be the Operating Income Plan.(“Profitability Grant Percentage”). If the Profitability Grant Percentage is less than 50%, no shares will be granted. If the Profitability Grant Percentage is above 50% and up to 125%, it will be multiplied by sixty percent (60%) of the Cliff-Vested Award. The Profitability Grant Percentage may not exceed 125%.

•Growth Attainment - computing a percentage based upon a ratio, the numerator of which will be the three (3) year CAGR of the Company’s fiscal year sales revenue, divided by a denominator of the Sales Growth Goal (“Growth Grant Percentage”). If the Growth Grant Percentage is less than 75%, no shares will be granted. If the Growth Grant Percentage is above 75% and up to 125% , it will be multiplied by forty percent (40%) of the Cliff-Vested Award. The Growth Grant Percentage may not exceed 125%.
In computing the Cliff-Vested Award, any fractional shares will be rounded down to the nearest full share. The Company will make any grants of vested Common Shares Recipient is eligible to earn under this Agreement within 2 ½ months after the end of the applicable Company fiscal year.

EFFECT OF QUALIFYING TERMINATIONS

If, during (1) any fiscal year or (2) after any fiscal year but before an Cliff-Vested Award for that fiscal year is granted, a Recipient’s employment is terminated because of Death, Permanent Disability, or Retirement, or the Company determines that Recipient is ineligible for the Plan (a “Qualifying Termination”), the Recipient shall be eligible to earn a final, prorated Cliff-Vested Award. The Committee will determine the final, prorated Cliff-Vested Award by multiplying the Cliff-Vested Award shares computed for the Applicable Fiscal Year by a fraction whose:
•Numerator is the number of months in the Applicable Fiscal Year that the Recipient was a full time and Plan-eligible employee, including the last month in the Applicable Fiscal Year in which the employee was employed or eligible, which shall be considered a full month; and
•Denominator is 12 months.

For purposes of a Qualifying Termination, the “Applicable Fiscal Year” shall be the earlier of (1) the fiscal year during which Recipient experienced a Qualifying Termination (2) the prior fiscal year if Recipient’s Qualifying Termination occurs after any fiscal year but before the Cliff-Vested Award is granted for that fiscal year. In such cases, the Recipient’s (or beneficiary, in the event of Recipient’s death) shall earn the final, prorated Cliff-Vested Award on a date within 2 ½ months after the end of the Applicable Fiscal Year. No future share awards, if any, after the final, prorated Cliff-Vested Award under this Agreement shall vest or be earned.

TAXES

The taxable value of the shares granted will be the number of shares received multiplied by the share price (determined under the applicable tax regulations) as of the date of the issuance.

Taxes due will be satisfied by having shares withheld equal in value to the minimum amount of federal, state and local taxes, if withholding is required by the taxing authorities.

The value of the shares withheld will be determined by using the appropriate method under applicable tax regulations.

RESTRICTIONS ON GRANTED SHARES

There will be no restrictions on the shares of Common Stock granted under the LTPSA.

NON-TRANSFERABILITY – DEATH

This LTPSA is not transferable by the Recipient otherwise than by will or the laws of descent and distribution.

CLAWBACK

Any incentive-based compensation received by Recipient from the Company hereunder, pursuant to the Plan, or otherwise shall be subject to recovery by the Company in the circumstances and manner provided in any applicable clawback policy that the Company may adopt or implement and that is in effect from time to time on or after the date hereof.

SHARE CHANGES

If the Company shall at any time change the number of shares of its Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares subject to the LTPSA hereunder shall be changed in proportion to the change in issued shares. If, during the term of this LTPSA, the Common Stock of the Company shall be changed into another kind of security of the Company, or into cash, securities, or evidences of indebtedness of another corporation, other property, or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby the Recipient shall thereafter be entitled to receive upon expiration of the LTPSA, the cash, securities, evidences of indebtedness, other property or any combination thereof, the Recipient would have been entitled to receive for Common Stock acquired through this LTPSA immediately prior to the effective date of such transaction. If appropriate, the number of shares of this LTPSA following such reorganization, sale, merger, consolidation, or other similar transaction may be adjusted, in each case in such equitable manner as the Committee may select.

AMENDMENT

In the event any new modifications or changes are made to existing laws that render any or all of this Agreement illegal or unenforceable, this Agreement may be amended to the extent necessary in order to carry out the intention of the Award to the Recipient. The Committee may amend this Agreement in other respects, without the Recipient's consent, if the amendment will not have an adverse effect on the Recipient's rights under this Agreement as in effect immediately before the amendment.

PLAN CONTROLLING

The LTPSA is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Agreement, as authorized by the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Recipient and his or her legal representatives.

QUALIFICATION OF RIGHTS

Neither this Agreement nor the existence of the LTPSA shall be construed as giving the Recipient any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the shares of Common Stock underlying the LTPSA until the certificates for the Common Stock have been issued and delivered to the Recipient.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties, subject to the other provisions hereof.

WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

TITLES

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

IN WITNESS WHEREOF, the Company and the Recipient have agreed to the terms and conditions of this Award all as of the day and date first above written.

By:	/s/ John H. Kahle
	The Company John H. Kahle Vice President, General Counsel, Secretary Chief Compliance Officer Kimball Electronics, Inc.	Recipient